Filed Pursuant to Rule 424(b)(2)
Registration No. 333-261476
The Bank of Nova Scotia
$7,106,000
Dual Directional Capped Buffered Notes
Linked to the Nasdaq-100 Index® due February 27, 2025
General
◾
The notes offered by this pricing supplement (the “Notes”) are unsubordinated and unsecured debt securities of The Bank of Nova Scotia (the “Bank”) and any payments on the Notes are subject to the credit risk of the Bank

◾
If the Final Value of the Nasdaq-100 Index® (the “Reference Asset”), which will be the arithmetic average of the Closing Values of the Reference Asset on each of the Averaging Dates, is equal to or greater than the Closing Value of the Reference Asset on the Trade Date (the “Initial Value”), the Notes offer a return equal to 200.00% times any positive performance of the Reference Asset, subject to a maximum return of 24.04% (the “Maximum Return”)

◾
If the Final Value is less than the Initial Value and equal to or greater than 85.00% of the Initial Value (the “Buffer Value”), the Notes offer a return equal to the absolute value of any depreciation of the Reference Asset from the Initial Value to the Final Value, up to a decline of 15.00%

◾
If the Final Value is less than the Buffer Value, you will lose approximately 1.1765% of the Principal Amount of the Notes for each 1% decrease from the Initial Value to the Final Value of more than 15.00% and you may lose up to 100% of the Principal Amount

◾	The Notes do not bear interest or pay any coupons prior to maturity
◾	The Trade Date was February 23, 2023 and the Notes will settle on February 28, 2023 and will have a term of approximately 2 years
◾	Minimum investment of $10,000 and integral multiples of $1,000 in excess thereof
◾	CUSIP / ISIN: 06417YDV8 / US06417YDV83
◾	See “Summary” beginning on page P-3 herein for additional information and definitions of the terms used but not defined above
All payments on the Notes will be made in cash and will only be paid at maturity. Any payment on your Notes is subject to the creditworthiness of the Bank.
Investment in the Notes involves certain risks. You should refer to “Additional Risks” beginning on page P-10 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus.
The initial estimated value of your Notes at the time the terms of your Notes were set on the Trade Date was $963.30 per $1,000 Principal Amount, which is less than the Original Issue Price of your Notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks – Risks Relating to Estimated Value and Liquidity” beginning on page P-11 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total
Original Issue Price(1)	100.00%	$7,106,000.00
Underwriting commissions(2)	1.50%	$106,590.00
Proceeds to The Bank of Nova Scotia	98.50%	$6,999,410.00
(1)	The Original Issue Price for certain fiduciary accounts may have been as low as $985.00.
(2)
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, has agreed to sell the Notes to J.P. Morgan Securities LLC (“JPMS”). JPMS and its affiliates will act as placement agents for the Notes (together, with SCUSA the “Agents”). The placement agents will receive a fee of 1.50% per Note, but will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than fiduciary accounts.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, underlier supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency of Canada, the United States or any other jurisdiction.
Pricing Supplement dated February 23, 2023

Scotia Capital (USA) Inc.	J.P. Morgan Securities LLC Placement Agent

The Notes offered hereunder are unsubordinated and unsecured obligations of the Bank and are subject to investment risks including the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system.
The Notes are derivative products based on the price return of the Reference Asset. All payments on the Notes will be made in cash. The Notes do not constitute a hypothetical direct investment in the Reference Asset or any of the constituent stocks of the Reference Asset (the “Reference Asset Constituent Stocks”). By acquiring the Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of, any Reference Asset Constituent Stock or any rights as a holder of a Reference Asset Constituent Stock, including without limitation, any voting rights or rights to receive any dividends or other distributions.
As described on the cover of this pricing supplement, JPMS and its affiliates will act as the placement agents for the Notes. Our affiliate, SCUSA, may use this pricing supplement in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the Notes. The initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks – Risks Relating to Estimated Value and Liquidity” herein.
The economic terms of the Notes are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the costs associated with selling and structuring the Notes, including the economic terms of certain related hedging arrangements. Due to these factors, the Original Issue Price you pay to purchase the Notes is greater than the initial estimated value of the Notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity – Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities” herein. The Bank’s use of its internal funding rate reduces the economic terms of the Notes to you.
The value of your Notes at any time will reflect many factors and cannot be predicted; however, assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the Agents. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date based on changes in market conditions and other factors that cannot be predicted.
For additional information regarding the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes”.
We urge you to read the “Additional Risks” beginning on page P-10 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP / ISIN:	06417YDV8 / US06417YDV83
Type of Notes:	Dual Directional Capped Buffered Notes
Reference Asset:	The Nasdaq-100 Index® (Bloomberg Ticker: NDX)
Minimum Investment and Denominations:	$10,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note; $7,106,000 in the aggregate
Original Issue Price:	100% of the Principal Amount of each Note
Trade Date:	February 23, 2023
Original Issue Date:
February 28, 2023
Delivery of the Notes will be made against payment therefor on the third Business Day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second Business Day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Averaging Dates:	February 18, 2025, February 19, 2025, February 20, 2025, February 21, 2025 and February 24, 2025
Maturity Date:	February 27, 2025
Payment at Maturity:
◾     If the Final Value is equal to or greater than the Initial Value, you will receive a cash payment per Note calculated as follows:
$1,000 + ($1,000 × Participation Rate × Reference Asset Return), subject to the Maximum Return
In this scenario, you will receive a return equal to 200.00% times the positive performance of the Reference Asset, subject to the Maximum Return. The Payment at Maturity will not exceed $1,240.40 per Note.
◾     If the Final Value is less than the Initial Value and equal to or greater than the Buffer Value, you will receive a cash payment per Note calculated as follows:
$1,000 + ($1,000 × Absolute Reference Asset Return)
In this scenario, you will receive a positive 1% return on the Notes for each 1% that the Final Value is less than the Initial Value. The Payment at Maturity will not exceed $1,150.00 per Note.
◾     If the Final Value is less than the Buffer Value, you will receive a cash payment per Note, if anything, calculated as follows:
$1,000 + [$1,000 × (Reference Asset Return + Buffer Amount) × Downside Leverage Factor]
If the Final Value is less than the Buffer Value, you will lose approximately 1.1765% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value in excess of the Buffer Amount. You may lose up to 100% of the Principal Amount of your Notes.

Reference Asset Return:
The performance of the Reference Asset from the Initial Value to the Final Value, calculated as follows:
Final Value – Initial Value
Initial Value
For the avoidance of doubt, the Reference Asset Return may be a negative value.

Absolute Reference Asset Return:	The absolute value of the Reference Asset Return, expressed as a percentage (e.g., a Reference Asset Return of -10.00% will result in an Absolute Reference Asset Return of +10.00%)
Participation Rate:	200.00%
Maximum Return:
24.04%
Accordingly, the maximum Payment at Maturity that you may receive is $1,240.40 per $1,000 Principal Amount Note that you hold.
You will not benefit from any appreciation in the Reference Asset beyond a Reference Asset Return of 12.02%.

Closing Value:
As used herein, the “Closing Value” of the Reference Asset on any date will be determined based upon the closing value published on the Bloomberg Professional® service (“Bloomberg”) page “NDX <Index>” or any successor page on Bloomberg or any successor service, as applicable, on such date

Initial Value:	12,180.14, which was the Closing Value of the Reference Asset on the Trade Date
Final Value:	The arithmetic average of the Closing Values of the Reference Asset on each of the Averaging Dates
Buffer Value:	10,353.12, which is equal to 85.00% of the Initial Value, rounded to two decimal places
Buffer Amount:	15.00%, which is equal to the percentage by which the Buffer Value is less than the Initial Value
Downside Leverage Factor:	The quotient of 1 / (1 – Buffer Amount), which is equal to approximately 1.1765
Market Disruption Events and other Postponements:	The Averaging Dates are subject to postponement, as described under “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
Adjustments to the Reference Asset:
The Reference Asset and the terms of the Notes, including without limitation the Initial Value, Final Value and Buffer Value are subject to adjustment, as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology” in the accompanying product supplement

Status:
The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes are not insured by the CDIC pursuant to the CDIC Act, the FDIC or any other government agency of Canada, the United States or any other jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” in the accompanying product supplement

Listing:	The Notes will not be listed on any securities exchange or quotation system
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Business Day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Canadian Bail-in:	The Notes are not bail-inable debt securities under the CDIC Act
Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021, the underlier supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the underlier supplement; fourth, the prospectus supplement; and last, the prospectus. The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000091412121007899/bn56675857-424b2.htm
Underlier Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007901/bn56408660-424b2.htm
Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

INVESTOR SUITABILITY

The Notes may be suitable for you if:
•	You fully understand and accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of your investment in the Notes
•	You believe that the Final Value will be equal to or greater than the Buffer Value
•
You understand and accept that your return on the Notes based on the positive performance of the Reference Asset will not exceed the Maximum Return and that you will not benefit from any appreciation in the Reference Asset beyond a Reference Asset Return of 12.02%

•
You understand and accept that the opportunity to earn a positive return if the Reference Asset performs negatively applies only if the Final Value is equal to or greater than the Buffer Value and any potential return is therefore limited to 15.00%

•	You are willing to accept the market risks associated with the Reference Asset
•	You do not seek current income from your investment and are willing to forgo any dividends or other distributions on the Reference Asset Constituent Stocks
•	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes
•
You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Notes may not be suitable for you if:
•	You do not fully understand or are unwilling to accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of your investment in the Notes
•	You believe that the Final Value will be less than the Buffer Value
•	You seek an investment that provides uncapped participation in any positive performance of the Reference Asset
•	You seek an investment that provides unlimited short exposure to the performance of the Reference Asset
•	You are unwilling to accept the market risks associated with the Reference Asset
•	You seek periodic interest or coupon payments from your investment and/or you prefer to receive dividends or distributions on the Reference Asset Constituent Stocks
•	You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be a guaranteed secondary market
•	You are unwilling to assume the credit risk of the Bank for all payments under the Notes
The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus for risks related to an investment in the Notes.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE NOTES

The table and examples set out below are purely hypothetical and included for illustration purposes only. The actual Initial Value and Buffer Value were determined on the Trade Date as set forth under “Summary” herein. The “Total Return on the Notes” and “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the Payment at Maturity per Note to $1,000. The numbers appearing in the following examples may have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.
Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Key Terms and Assumptions
Hypothetical Initial Value:	100.00
Hypothetical Participation Rate:	200.00%
Hypothetical Maximum Return:	24.04%
Hypothetical Buffer Value:	85.00, which is 85.00% of the hypothetical Initial Value
Hypothetical Buffer Amount:	15.00%
Downside Leverage Factor:	The quotient of 1 / (1 – Buffer Amount), which is equal to approximately 1.1765

Final Value	Reference Asset Return	Payment at Maturity (per Note)	Total Return on the Notes
150.00	50.00%	$1,240.40	24.040%
140.00	40.00%	$1,240.40	24.040%
130.00	30.00%	$1,240.40	24.040%
120.00	20.00%	$1,240.40	24.040%
112.02	12.02%	$1,240.40	24.040%
112.00	12.00%	$1,240.00	24.000%
108.00	8.00%	$1,160.00	16.000%
104.00	4.00%	$1,080.00	8.000%
100.00	0.00%	$1,000.00	0.000%
95.00	-5.00%	$1,050.00	5.000%
90.00	-10.00%	$1,100.00	10.000%
85.00	-15.00%	$1,150.00	15.000%
80.00	-20.00%	$941.18	-5.882%
70.00	-30.00%	$823.53	-17.647%
60.00	-40.00%	$705.88	-29.412%
50.00	-50.00%	$588.24	-41.176%
25.00	-75.00%	$294.12	-70.588%
0.00	-100.00%	$0.00	-100.000%
Example 1: The value of the Reference Asset increases to a Final Value of 105.00.
Because the Final Value is greater than the Initial Value and the Reference Asset Return, when multiplied by the Participation Rate, is less than the Maximum Return, you will receive a Payment at Maturity of $1,100.00 per Note, calculated as follows:
$1,000 + ($1,000 × Participation Rate × Reference Asset Return)
$1,000 + ($1,000 × 200.00% × 5.00%) = $1,100.00
The total return per Note is 10.00%.

Example 2: The value of the Reference Asset increases to a Final Value of 140.00.
Because the Final Value is greater than the Initial Value and the Reference Asset Return, when multiplied by the Participation Rate, is equal to or greater than the Maximum Return, you will receive a Payment at Maturity of $1,240.40 per Note.
The total return per Note is 24.04%, the maximum possible return on the Notes.
Example 3: The value of the Reference Asset decreases to a Final Value of 90.00.
Because the Final Value is less than the Initial Value and equal to or greater than the Buffer Value, you will receive a Payment at Maturity of $1,100.00 per Note, calculated as follows:
$1,000 + ($1,000 × Absolute Reference Asset Return)
$1,000 + ($1,000 × |-10.00%|) = $1,100.00
The total return per Note is 10.00%.
Example 4: The value of the Reference Asset decreases to a Final Value of 50.00.
Because the Final Value is less than the Buffer Value, you will receive a Payment at Maturity of $588.24 per Note, calculated as follows:
$1,000 + [$1,000 × (Reference Asset Return + Buffer Amount) × Downside Leverage Factor]
$1,000 + [$1,000 × (-50.00% + 15.00%) × (1 / 0.85)] = $588.24
The total return per Note is -41.176%.

ADDITIONAL RISKS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
You should understand the risks of investing in the Notes and carefully consider with your advisors the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and in the accompanying product supplement, underlier supplement, prospectus supplement and prospectus.
Risks Relating to Return Characteristics
No interest
The Notes will not bear interest and, accordingly, you will not receive any payments on the Notes other than the Payment at Maturity.
Your investment in the Notes may result in a substantial loss
If the Final Value is less than the Buffer Value, your investment will be exposed to a loss on a leveraged basis. Specifically, you will lose approximately 1.1765% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value in excess of the Buffer Amount. You may lose up to 100% of your investment in the Notes.
Your potential return is limited by the Maximum Return
If the Final Value is greater than the Initial Value, your return on the Notes will be limited by the Maximum Return. Accordingly, the maximum payment that you may receive at maturity is $1,240.40 per Note. You will not benefit from any appreciation in the Reference Asset beyond a return equal to 12.02%, which may be significant.
Any potential positive return based on negative performance of the Reference Asset is limited
An investment in the Notes is not equivalent to taking a short position in the Reference Asset or the Reference Asset Constituent Stocks. Although the Notes provide an opportunity for you to earn a positive return based on a decline in the value of the Reference Asset, you will have the ability to participate in the absolute value of such decline only if the Final Value is equal to or greater than the Buffer Value. If the Final Value is less than the Buffer Value, you will lose approximately 1.1765% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value in excess of the Buffer Amount and you may lose up to 100% of the Principal Amount in the Notes.
The return on the Notes may change significantly despite only a small difference in the degree of change of the Reference Asset between the Initial Value and the Final Value
The return on the Notes may change significantly despite only a small difference in the degree of change of the Reference Asset from the Initial Value to the Final Value. For example, if the Final Value of the Reference Asset is equal to the Buffer Value, you would receive a positive return on the Notes that is equal to the Absolute Reference Asset Return, whereas a decline of the Reference Asset to a Final Value that is only slightly lower than the Buffer Value would instead result in a loss of approximately 1.1765% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value in excess of the Buffer Amount. The return on an investment in the Notes in these two scenarios is significantly different despite only a small relative difference in the Reference Asset Return.
The Payment at Maturity is not linked to the value of the Reference Asset at any time other than on the Averaging Dates and the Payment at Maturity, if any, will be based on the arithmetic average of the Closing Values on each of the Averaging Dates
The Payment at Maturity will be based on the Final Value, which will be equal to the arithmetic average of the Closing Values on each of the Averaging Dates. In calculating the Final Value, the more positive performance of the Reference Asset on one or more Averaging Dates will be moderated and may be wholly offset or even reversed by the lesser performance of the Reference Asset on other Averaging Dates. The Final Value may be less than the Buffer Value (and, accordingly, the return on your Notes may be negative) even if the Closing Value of the Reference Asset is equal to or greater than the Buffer Value on one or more Averaging Dates. If the value of the Reference Asset drops on one or more Averaging Dates, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the value of the Reference Asset at any time prior to such drop(s).
The Notes differ from conventional debt instruments
The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest-bearing debt security of the Bank.
Holding the Notes is not the same as holding the Reference Asset Constituent Stocks
Holding the Notes is not the same as holding the Reference Asset Constituent Stocks. For example, as a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset Constituent Stocks would enjoy.
Risks Relating to Characteristics of the Reference Asset
The Notes are subject to market risk associated with the Reference Asset
The return on the Notes is directly linked to the performance of the Reference Asset and indirectly linked to the performance of the Reference Asset Constituent Stocks. The value of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset Constituent Stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic, political and other conditions. In recent years, the COVID-19 pandemic has caused volatility in the global financial markets and a slowdown in the global economy. COVID-19 or any other communicable disease or infection may adversely affect the Reference Asset Constituent Stocks and, therefore, the Reference Asset.
Investors should investigate the Reference Asset and the Reference Asset Constituent Stocks as if making a hypothetical direct investment in the Reference Asset Constituent Stocks
Investors should conduct their own diligence of the Reference Asset and Reference Asset Constituent Stocks as an investor would if it were making a hypothetical direct investment in the Reference Asset Constituent Stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Reference Asset or the Reference Asset Constituent Stocks. Furthermore, we cannot give any assurance that all events occurring prior to the Original Issue Date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Reference Asset or the Reference Asset Constituent Stocks could affect any Payment at Maturity. Investors should not conclude that the sale by the Bank of the Notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the Reference Asset or the Reference Asset Constituent Stocks.
The Reference Asset reflects price return only and not total return
The return on your Notes is based on the performance of the Reference Asset, which reflects the changes in the market prices of the Reference Asset Constituent Stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset Constituent Stocks. The return on your Notes will not include such a total return feature or dividend component.
The Bank cannot control actions by the sponsor of the Reference Asset and such sponsor has no obligation to consider your interests
The Bank and its affiliates are not affiliated with the sponsor of the Reference Asset and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Reference Asset. The sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of, and return on, your Notes.
The Notes are subject to risks associated with non-U.S. securities
The Notes are subject to risks associated with non-U.S. securities because the Reference Asset is comprised, in part, of non-U.S. companies. Market developments may affect non-U.S. markets differently from U.S. securities markets and direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. Securities issued by non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the applicable Reference Asset Constituent Stocks include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Past performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset
The value of the Reference Asset has fluctuated in the past and may in the future experience significant fluctuations. The historical performance of the Reference Asset is not an indication of future performance. The performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to its historical performance.
Risks Relating to Estimated Value and Liquidity
The Bank’s initial estimated value of the Notes at the time of pricing (when the terms of your Notes were set on the Trade Date) is lower than the Original Issue Price of the Notes
The Bank’s initial estimated value of the Notes is only an estimate. The Original Issue Price of the Notes exceeds the Bank’s initial estimated value. The difference between the Original Issue Price of the Notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with SCUSA or another affiliate.
Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.
The Bank’s initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates
The Bank’s initial estimated value of the Notes was determined by reference to its internal pricing models when the terms of the Notes were set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the Trade Date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes
SCUSA’s estimated value of the Notes was determined by reference to its pricing models and takes into account the Bank’s internal funding rate. Assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA would initially buy or sell your Notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed SCUSA’s estimated value of your Notes as of the Trade Date. As agreed by SCUSA and the Agents, this excess is expected to decline to zero over the period specified under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if SCUSA buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.
SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “—

The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.
There is no assurance that SCUSA or any other party will be willing to purchase your Notes at any price and, in this regard, SCUSA is not obligated to make a market in the Notes. See “— The Notes lack liquidity” herein.
The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the value of the Reference Asset over the full term of the Notes, (ii) volatility of the Reference Asset and the market’s perception of future volatility of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity. In particular, because the provisions of the Notes relating to the Payment at Maturity behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated value of the Reference Asset and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.
See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.
The Notes lack liquidity
The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.
Risks Relating to Hedging Activities and Conflicts of Interest
There are potential conflicts of interest between you and the Calculation Agent
Scotia Capital Inc., the Calculation Agent, is one of our affiliates. In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes. The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the value of the Reference Asset or the value of, and return on, the Notes.
Hedging activities by the Bank and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes
The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Asset or one or more Reference Asset Constituent Stocks. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more Reference Asset Constituent Stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final Averaging Date.
The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the value or price of the Reference Asset or the Reference Asset Constituent Stocks. Any of these hedging activities may adversely affect the value of the Reference Asset and, therefore, the market value of, and return on, the Notes.

The Bank, the Agents and/or our or their affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which may include issuers of the Reference Asset Constituent Stocks and the market activities by the Bank, the Agents or our respective affiliates for our own account or for our clients could negatively impact investors in the Notes
We, the Agents and/or our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Asset Constituent Stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of the Reference Asset and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the Reference Asset Constituent Stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of the Reference Asset and the market for your Notes, and you should expect that our interests and those of the Agents and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.
You should expect that we, the Agents and our respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within the Bank, the Agents and/or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.
We, the Agents and/or our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank, the Agents and/or our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.
Risks Relating to General Credit Characteristics
Your investment is subject to the credit risk of the Bank
The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain tax treatment
Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSET

All disclosures contained in this pricing supplement regarding the Reference Asset are derived from publicly available information. Such information reflects the policies of, and is subject to change by Nasdaq, Inc. (“Nasdaq”), and/or its affiliates.
The Reference Asset includes 100 of the largest domestic and international non-financial stocks listed on The Nasdaq Stock Market based on market capitalization. Please see “Indices — The Nasdaq-100® Index” in the accompanying underlier supplement for additional information regarding the Reference Asset, Nasdaq and our license agreement with respect to the Reference Asset. Additional information regarding the Reference Asset, including its sectors, sector weightings and top constituents, may be available on Nasdaq’s website.

Historical Information
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the Reference Asset from January 1, 2018 through February 23, 2023. The Closing Value of the Reference Asset on the Trade Date was 12,180.14. The dotted line represents the Buffer Value of 10,353.12, which is equal to 85.00% of the Initial Value.
The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the performance of the Reference Asset over the term of the Notes. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your investment in the Notes. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which the Bank is a “specified entity” as defined in proposals to amend the Income Tax Act (Canada) (the “Act”) released by the Minister of Finance (Canada) on April 29, 2022 with respect to “hybrid mismatch arrangements”, as defined (the “Hybrid Mismatch Proposals”). In general terms, the Hybrid Mismatch Proposals provide that two entities will be treated as specified entities in respect of one another if one entity, directly or indirectly, holds a 25% equity interest in the other entity, or a third entity, directly or indirectly, holds a 25% equity interest in both entities.
Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Act contained in the Hybrid Mismatch Proposals.
Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the Reference Asset. If your Notes are so treated, you should generally recognize long-term capital gain or loss if you hold your Notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. For example, there may be a risk that the IRS could assert that the Notes should not give rise to long-term capital gain or loss because the Notes offer, at least in part, short exposure to the Reference Asset.
Except to the extent otherwise required by law, the Bank intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.
Section 1297. We will not attempt to ascertain whether the issuer of any Reference Asset Constituent Stock would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of a Note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the Notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuer of any Reference Asset Constituent Stock would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of a Note upon a taxable disposition (including cash settlement) of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset or any Reference Asset Constituent Stocks, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent Stocks or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent Stocks or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset, any Reference Asset Constituent Stocks or your Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of the Bank and those of the issuers of the Reference Asset Constituent Stocks).

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, will purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, has agreed to sell the Notes to JPMS. JPMS and its affiliates will act as placement agents for the Notes. The placement agents will receive a fee per Note equal to the amount specified on the cover hereof, but will forgo fees for sales to fiduciary accounts. In accordance with the terms of a distributor accession letter, JPMS has been appointed as a distribution agent under the distribution agreement and may purchase Notes from the Bank or its affiliates. SCUSA and our other affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
The price at which you purchase the Notes includes costs that the Bank, SCUSA or one or more of our other affiliates expect to incur and profits that the Bank, SCUSA or one or more of our other affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, subject to the temporary period discussed above under “Additional Information Regarding Estimated Value of the Notes”, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.
Conflicts of Interest
SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
The Agents and our and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Agents and our and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the Agents and our or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The Agents and our and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Prohibition of Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors
The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The Notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

VALIDITY OF THE NOTES

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the Bank, when the Notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated February 28, 2022 filed with the SEC as an exhibit to the Current Report on Form 6-K on March 1, 2022.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to the Bank’s Form F-3/A filed with the SEC on December 27, 2021.